Exhibit 99.1

Zix Corporation Announces Second Quarter 2008 Financial Results
Company reports second consecutive cash flow positive quarter
DALLAS — July 29, 2008 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the second quarter ended June 30, 2008. ZixCorp recorded second quarter revenues of $7.0 million and a net loss of $1.4 million for the quarter, or $0.02 per share, compared with revenues of $5.6 million, and a net loss of $3.1 million, or $0.05 per share, in the corresponding quarter of 2007. Total cash and cash equivalents as of June 30, 2008 were $13.0 million.
“ZixCorp achieved positive cash flow from operations for the second consecutive quarter in 2008 and has further solidified its foundation for growth and success,” said Rick Spurr, chief executive officer for ZixCorp. “The Email business delivered impressive revenue growth and achieved another record for gross margin. With the contribution from our OEM partners expected to become increasingly significant, we believe this business is poised for continued and even accelerated growth. In our e-Prescribing business, we believe the recently passed Medicare legislation containing financial incentives for the adoption and utilization of e-prescribing will be a catalyst for the development of that market. We expect our track record of success with the smaller practices that comprise the vast majority of the physician market but where few other vendors even compete will lead to growth in this business as well.”
Corporate Highlights
•	Company-wide second quarter 2008 revenues of $7.0 million are up 25 percent over the comparable quarter in 2007

•	The Company’s second quarter ending cash balance was $13.0 million, which exceeded the projected guidance for total cash of $12.6 to $12.9 million

•	The positive cash flow from operations for the second quarter 2008 of approximately $400,000 compares to $350,000 cash burn for the second quarter of last year
Business Highlights
Email Encryption Service
•	Email Encryption revenue for second quarter 2008 was $5.7 million, up 38 percent when compared to second quarter 2007

•	Total orders were $8.4 million, including $1.4 million in new first-year orders for the sixth quarter in a row, which in a subscription model combined with strong renewals represents strong continued growth in this business

•	The Company’s renewal rate for the quarter was 93 percent of all contracts eligible for renewal in the quarter measured on a revenue basis. A cancellation by a single customer, which was a large hospital group consolidating data center functions, accounted for the 7 percent not renewed

•	ZixCorp announced in second quarter 2008 the availability of ZixDirect 3.0, which allows clients to send encrypted email using push technology through a web interface. ZixDirect 3.0 is the latest generation of the Company’s push technology, which instantly sends secure messages directly to a user’s inbox

•	The Company also announced in Q2 that ZixDirectory, the foundation of the Company’s outsourced Email Encryption Service, marked another industry record with 11 million members

•	New Jersey Hospital Association renewed its exclusive agreement with ZixCorp after a successful five year alliance. ZixCorp and NJHA originally signed an exclusive marketing agreement in 2003 and currently there are more than 57 hospitals in New Jersey that secure their email with ZixCorp

•	ZixCorp added 80 financial institutions, as well as its 20th state banking regulator, to its growing customer base, bringing the total number of banks, credit unions, and other financial institutions to more than 700

•	ZixCorp had strong results from our OEM relationships with Google and other industry leaders for the first six months of the year. Through the first half of 2008, total orders from these channels exceeded all of 2007
e-Prescribing:
•	e-Prescribing revenue for second quarter 2008 was $1.3 million, down 10 percent compared to the corresponding quarter in 2007

•	During Q2, ZixCorp’s PocketScript® e-Prescribing Service reached a milestone of processing a record 20 million electronic prescriptions through the ZixData Center TM, a SysTrustTM certified and SAS-70 accredited center

•	ZixCorp is participating in L.A. Care’s Health IT Incentive Program, whereby eligible physicians can obtain the PocketScript e-Prescribing Service. The program rewards physicians for adoption and sustained utilization of healthcare technology, including e-prescribing

•	In May, Rick Spurr participated in an expert panel at a symposium on e-prescribing in Washington, DC, which also featured Senator John Kerry, HHS Secretary Michael

Leavitt and former Speaker of the House Newt Gingrich. The goal of the symposium was to promote legislation on e-prescribing that would provide Medicare-funded financial incentives for the utilization of e-prescribing. The Medicare Improvement for Patients and Providers Act of 2008 became law on July 15, 2008
Financial Highlights
Revenues: Company-wide revenues were $7.0 million in the second quarter 2008, which was a 25 percent increase over the second quarter 2007. The Company’s Email Encryption business had quarterly revenue of $5.7 million, a 38 percent improvement over the corresponding period in 2007, and the e-Prescribing quarterly revenue of $1.3 million represented a 10 percent decrease over the same period of 2007. Email Encryption’s increase was due to continued demand for our service model in both healthcare and financial services. e-Prescribing revenues decreased principally due to a decline in transaction/usage-based fees and deployment-related fees. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $37.0 million on June 30, 2008.
Revenues by Product Second Quarter 2007 — 2008

			3-month Variance
	Three Months Ended June 30,		2008 vs. 2007
	2008	2007	$	%
Email Encryption	$5,667,000	$4,120,000	$1,547,000	38%
e-Prescribing	$1,291,000	$1,435,000	$(144,000)	(10%)

Total Revenues	$6,958,000	$5,555,000	$1,403,000	25%

Gross Margin: The Company’s gross margin was $4.4 million, or 63 percent of revenue. The gross margin contribution from the Email Encryption business was $4.6 million or a record 81 percent, while the gross margin for e-Prescribing was negative $0.2 million in the quarter or a negative 15 percent. The Company-wide gross margin for the same period in 2007 was $2.9 million or 52 percent of revenue, which was comprised of $3.1 million in Email Encryption and negative $0.2 million for e-Prescribing. The gross margin improvement for Email Encryption was driven by continued revenue growth combined with an essentially flat cost of revenues. The gross margin for e-Prescribing remained flat as a decline in cost of revenues was offset by the decline in revenues.
R&D and SG&A Expenditures: In the second quarter 2008, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses was relatively flat when compared with the same period in 2007.

Cash Flow: Cash and cash equivalents as of June 30, 2008 were $13.0 million, which was greater than the projected guidance of $12.6 to $12.9 million. The approximately $400,000 in positive cash flow represents an improvement over the approximately $350,000 cash burn for the comparable quarter in 2007.
Outlook: The Company forecasts revenue for the third quarter to be between $6.6 and $7.0 million. e-Prescribing deployments are expected to be approximately 100 prescribers for the third quarter. The ending total cash balance for the third quarter is projected to be $13.0 million or greater.
Second Quarter Conference Call Information
The Company will hold a conference call to discuss second quarter 2008 operating results on July 29 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-614-2707 or toll-free 866-761-0749 and entering access code 15191720. An audio replay of the conference will be available until August 5, 2008 by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 34586302, and after that date via Webcast on the Company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. The following statements by Mr. Spurr are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties: “With the contribution from our OEM partners expected to become increasingly significant, we believe this business is poised for continued and even accelerated growth,”; “In our e-Prescribing business, we believe the recently passed Medicare legislation containing financial incentives for the adoption and utilization of e-prescribing will be a catalyst for the development of that market,”; “We expect our track record of success with the smaller practices that comprise the vast majority of the physician market but where few other vendors even compete will lead to growth in this business as well.” The statements under the caption “Outlook” are also forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new or expand existing sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written or value added services for its payor customers, from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$13,007,000	$10,524,000
Marketable securities	—	1,734,000
Receivables, net	697,000	1,119,000
Prepaid and other current assets	1,341,000	1,545,000

Total current assets	15,045,000	14,922,000
Restricted cash	25,000	25,000
Property and equipment, net	2,131,000	2,297,000
Goodwill and other assets	2,203,000	2,230,000

Total assets	$19,404,000	$19,474,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$3,067,000	$3,295,000
Deferred revenue	13,588,000	12,606,000

Total current liabilities	16,655,000	15,901,000
Long-term liabilities:
Deferred revenue	3,334,000	3,497,000
Deferred rent	345,000	365,000

Total long-term liabilities	3,679,000	3,862,000

Total liabilities	20,334,000	19,763,000
Total stockholders’ deficit	(930,000)	(289,000)

Total liabilities and stockholders’ deficit	$19,404,000	$19,474,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$6,958,000	$5,555,000	$14,157,000	$10,942,000
Cost of revenues	2,542,000	2,647,000	5,122,000	5,500,000

Gross margin	4,416,000	2,908,000	9,035,000	5,442,000
Operating expenses:
Research and development expenses	1,381,000	1,343,000	2,926,000	2,642,000
Marketing expenses	805,000	938,000	1,690,000	1,857,000
Sales expenses	2,281,000	2,225,000	4,553,000	4,535,000
General and administrative expenses	1,521,000	1,486,000	3,181,000	3,057,000
Customer deposit forfeiture	—	—	—	(2,000,000)
Loss on impairment of operating lease	—	100,000	—	100,000

Total operating expenses	5,988,000	6,092,000	12,350,000	10,191,000

Operating loss	(1,572,000)	(3,184,000)	(3,315,000)	(4,749,000)
Other (expense) income:
Investment and other income	222,000	139,000	338,000	294,000
Interest expense	—	(56,000)	—	(106,000)
Loss on extinguishment of debt	—	—	—	(178,000)

Total other income	222,000	83,000	338,000	10,000

Loss before income taxes	(1,350,000)	(3,101,000)	(2,977,000)	(4,739,000)
Income taxes expense	—	(34,000)	(77,000)	(37,000)

Net loss	$(1,350,000)	$(3,135,000)	$(3,054,000)	$(4,776,000)

Basic and diluted loss per common share	$(0.02)	$(0.05)	$(0.05)	$(0.08)

Basic and diluted weighted average common shares outstanding	62,903,431	60,338,839	62,803,638	60,110,662

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net loss	$(3,054,000)	$(4,776,000)
Non-cash items in net loss	2,517,000	(22,000)
Changes in operating assets and liabilities	1,680,000	4,810,000

Net cash provided by operating activities	1,143,000	12,000

Investing activities:
Purchases of property and equipment	(544,000)	(543,000)
Restricted cash investments and marketable securities, net	1,734,000	(1,665,000)

Net cash provided (used) by investing activities	1,190,000	(2,208,000)

Financing activities:
Proceeds from exercise of stock options	150,000	—
Payment of short-term notes payable	—	(151,000)

Net cash provided (used) by financing activities	150,000	(151,000)

Increase (decrease) in cash and cash equivalents	2,483,000	(2,347,000)
Cash and cash equivalents, beginning of period	10,524,000	12,783,000

Cash and cash equivalents, end of period	$13,007,000	$10,436,000

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